QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.5

September 19, 2002

Board of Directors
Bank of the Northwest
600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, OR 97204

        We hereby consent to the reference to our firm in the proxy statement/prospectus related to the proposed merger transaction involving Bank of the Northwest and Pacific Northwest Bancorp, as amended to date, and to the inclusion of our opinion letter dated July 22, 2002, as Appendix C to the proxy statement/prospectus.

Very truly yours,
D.A. DAVIDSON & CO.

By:	/s/ ALBERT V. GLOWASKY Managing Director

QuickLinks

EXHIBIT 23.5